PROSPECTUS SUPPLEMENT	REGISTRATION NO. 333-37980
(To Prospectus dated August 15, 2007)	Filed Pursuant to Rule 424(b)(3)

1,000,000,000 Depositary Receipts
Market 2000+ HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated August 15, 2007 relating to the sale of up to 1,000,000,000 depositary receipts by the Market 2000+ HOLDRS (SM) Trust.

The share amounts specified in the table in the “Highlights of Market 2000+ HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company	Ticker	Share Amounts	Primary Trading Market
Alcatel-Lucent	ALU	0.7808	NYSE
American International Group, Inc.	AIG	2	NYSE
AstraZeneca p.l.c. *	AZN	4	NYSE
AT&T Inc.	T	11.5603	NYSE
BP p.l.c. *	BP	3	NYSE
Bristol-Myers Squibb Company	BMY	3	NYSE
BT Group p.l.c.	BT	2	NYSE
CBS Corporation Class B	CBS	1.5	NYSE
Cisco Systems, Inc.	CSCO	3	NASDAQ
Citigroup Inc.	C	3	NYSE
Comcast Corporation	CMCSA	2.9115	NASDAQ
The Coca-Cola Company	KO	3	NYSE
Dell Inc.	DELL	5	NASDAQ
Deutsche Telekom AG *	DT	5	NYSE
Discover Financial Services	DFS	1	NYSE
Eli Lilly and Company	LLY	2	NYSE
EMC Corporation	EMC	2	NYSE
Exxon Mobil Corporation	XOM	4	NYSE
FairPoint Communications Inc.(1)	FRP	0.07544	NYSE
France Telecom *	FTE	2	NYSE
General Electric Company	GE	3	NYSE
GlaxoSmithKline p.1.c.	GSK	3	NYSE
Hewlett-Packard Company	HPQ	4	NYSE
Home Depot, Inc.	HD	4	NYSE
Idearc Inc.	IAR	0.2	NYSE
Intel Corporation	INTC	2	NASDAQ
International Business Machines Corporation	IBM	2	NYSE
JDS Uniphase Corporation	JDSU	0.25	NASDAQ
Johnson & Johnson	JNJ	4	NYSE
LM Ericsson Telephone Company *	ERIC	0.9	NASDAQ
LSI Corporation	LSI	0.2379	NYSE
Brocade Communications Systems Inc.	BRCD	0.0552	NASDAQ
Medco Health Solutions	MHS	0.3618	NYSE
Merck & Co., Inc.	MRK	3	NYSE
Microsoft Corporation	MSFT	6	NASDAQ
Morgan Stanley	MS	2	NYSE

(continued on following page)

Name of Company	Ticker	Share Amounts	Primary Trading Market
Nippon Telegraph and Telephone Corporation *	NTT	3	NYSE
Nokia Corp. *	NOK	4	NYSE
Nortel Networks Corporation	NT	0.2	NYSE
Novartis AG *	NVS	5	NYSE
Oracle Corporation	ORCL	4	NASDAQ
Pfizer Inc.	PFE	4	NYSE
Qwest Communications International Inc.	Q	4	NYSE
Sony Corporation *	SNE	2	NYSE
Sun Microsystems, Inc.	JAVA	1	NASDAQ
Syngenta AG	SYT	1.0386	NYSE
Texas Instruments Incorporated	TXN	3	NYSE
The Travelers Companies	TRV	0.1716	NYSE
Time Warner Inc.	TWX	6	NYSE
TOTAL S.A. *	TOT	4	NYSE
Toyota Motor Corporation *	TM	2	NYSE
Verizon Communications(1)	VZ	4	NYSE
Viacom Inc. Class B	VIA.B	1.5	NYSE
Vodafone Group Plc*	VOD	4.375	NYSE
Wal-Mart Stores Inc.	WMT	4	NYSE
Zimmer Holdings, Inc.	ZMH	0.3	NYSE
__________________________________________

(1)           As a result of the spin-off of FairPoint Communications Inc. (NYSE ticker “FRP”) from Verizon Communications Inc. (NYSE ticker “VZ”), an underlying constituent of the Market 2000+ HOLDRS Trust, effective April 4, 2008, FairPoint Communications Inc. was added as an underlying constituent of the Market 2000+ HOLDRS Trust.  For the 4 shares of Verizon Communications Inc. per 100 shares round lot of Market 2000+ HOLDRS, The Bank of New York received 0.075436826 shares of FairPoint Communications Inc.

*  The securities of these non-U.S. companies trade in the United States as American Depositary Receipts. Please see “Risk Factors” and “United States Federal Income Tax Consequences—Special considerations with respect to underlying securities of foreign issuers” for additional information relating to an investment in a non-U.S. company.

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is March 31, 2008.